Filed pursuant to 424(b)(3)

Registration No. 333-200594

BLACK CREEK INDUSTRIAL REIT IV INC.

SUPPLEMENT NO. 1 DATED AUGUST 9, 2017

TO THE PROSPECTUS DATED JULY 3, 2017

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Black Creek Industrial REIT IV Inc. (formerly known as Industrial Logistics Realty Trust Inc.), dated July 3, 2017 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is as follows:

A.            To provide an update to the section of the Prospectus titled “Prospectus Summary”;

B.            To provide information regarding authorized monthly cash distributions and quarterly stock dividends;

C.            To provide updates to the section of the Prospectus titled “Questions and Answers About This Offering”;

D.            To provide an update to the section of the Prospectus titled “The Advisor and the Advisory Agreement”;

E.             To provide an update regarding the Expense Support Agreement;

F.              To provide an update to the section of the Prospectus titled “Net Asset Value Calculation and Valuation Procedures”;

G.            To provide an update to the section of the Prospectus titled “Description of Capital Stock”;

H.           To provide an update to the section of the Prospectus titled “Plan of Distribution”; and

I.                To update Appendix B to the Prospectus.

A.            Update to the section of the Prospectus titled “Prospectus Summary”

1. The following supersedes and replaces the disclosure under the caption “Transaction Price” on page 4 of the Prospectus:

Each class of shares will be sold at the then-current transaction price, which will generally be the most recently disclosed monthly NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees. Until we initially determine an NAV per share, which we expect will be as of a date no later than December 31, 2017, the transaction price will be equal to $10.00 per share. Accordingly, the offering price for shares of our common stock in our primary offering initially will be $10.47 per Class T share, $10.00 per Class W share and $10.00 per Class I share. Although the transaction price once we commence monthly valuations will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which your purchase is settled may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. Each class of shares may have a different NAV per share because distribution fees differ with respect to each class.

We expect that any such update to the transaction price to reflect an adjustment to the monthly NAV per share would be infrequent.  Such an adjustment may be appropriate (either positive or negative) to reflect the occurrence of an unexpected material property-specific event such as a termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or a significant capital market event that may cause the value of a wholly-owned property or properties to change by such a significant amount that the NAV, if recalculated based on this event, is likely to be materially different. For example, if a significant asset suffered catastrophic damage due to a natural disaster after the most recent determination of the monthly NAV, we may determine to adjust the NAV.  Similarly, if the sole tenant at a significant asset renewed its lease subsequent to the determination of the monthly NAV, but the monthly NAV had been determined assuming that the lease would not be renewed, we may determine to adjust the NAV to reflect the renewal of the lease and the corresponding rental income. Further, if there was a significant vacancy at a significant asset at the time the monthly NAV had been determined and subsequent to the determination of the monthly NAV we leased the vacancy, we may determine to adjust the NAV to reflect the rental income resulting from the vacancy having been leased.  Such NAV adjustments also may be appropriate to reflect the occurrence of broader market-driven events identified by the Advisor or the independent valuation firm which may impact more than a specific property. For example, if a major trade embargo were announced that would significantly adversely impact the ability to import goods, we may determine to adjust the NAV to reflect the estimated decrease in NAV caused by an anticipated lower demand for industrial warehouses and distribution centers to store and distribute imported goods.  Further, rapidly changing market conditions or material events, such as, for example, a stock market crash, may not be immediately reflected in the most recently-determined monthly NAV and if we believe the NAV, if recalculated based on these events, is likely to be materially different, we may determine that an adjustment is necessary to reflect the estimated impact on the NAV.

In the event that any such unexpected and extraordinary circumstances, a committee of the Advisor that oversees the determination of the monthly NAV would evaluate the materiality and would make a recommendation to the board of directors concerning any adjustment to the most recently-determined monthly NAV.  The transaction price would only be adjusted upon the approval of a majority of the board of directors, including a majority of the independent directors.

2. The following supersedes and replaces the disclosure in the first paragraph under the caption “NAV and NAV Per Share Calculation” on page 6 of the Prospectus:

We expect to calculate an initial NAV per share as of a date no later than December 31, 2017. Thereafter, our NAV per share will be calculated as of the last calendar day of each month for each of our outstanding classes of stock and will be available generally within 15 calendar days after the end of the applicable month. Our NAV per share will be calculated by our Advisor or ALPS Fund Services Inc. (“ALPS” or “NAV Accountant”), a third-party valuation firm to be approved by our board of directors, including a majority of our independent directors. Our board of directors, including a majority of our independent directors, may replace ALPS, the Independent Valuation Firm, or any other party involved in our valuation procedures with another party, including our Advisor, if it is deemed appropriate to do so.

In addition, any reference to “NAV Advisor” is replaced with a reference to “NAV Accountant” throughout the Prospectus.

3. The following supersedes and replaces the first two sentences under the caption “Distribution Reinvestment Plan” on page 31 of the Prospectus:

When you subscribe for shares in this offering on and after the date of this prospectus, you will automatically become a participant in our distribution reinvestment plan unless you are a resident of Kansas, Kentucky, Maine, Maryland, Massachusetts, New Jersey or Ohio, are a client of a participating broker dealer that does not permit automatic enrollment in the distribution reinvestment plan, or you elect not to become a participant by noting such election on your subscription agreement. If you are a resident of Kansas, Kentucky, Maine, Maryland, Massachusetts, New Jersey or Ohio, or a client of a participating broker dealer that does not permit automatic enrollment in the distribution reinvestment plan, you may choose to enroll as a participant in our distribution reinvestment plan.

B.            Update to information regarding monthly cash distributions and quarterly stock dividends

The following updates the sections titled “Prospectus Summary—Distribution Policy” and “Description of Capital Stock—Distributions” on pages 30-31 and 211-213, respectively, of the Prospectus:

From the fourth quarter of 2016 through the second quarter of 2017, we have accrued and declared cash distributions on a quarterly basis as of daily record dates. In addition to these cash distributions, our board of directors authorized special daily stock dividends to all common stockholders of record as of the close of business on each day for the first, second and third quarters of 2017 in an amount equal to 0.0000410959 of a share of common stock on each outstanding share of common stock. The special stock dividends attributable to a particular class of shares of our common stock have been or will be issued as additional shares of the same class of common stock. The special stock dividends have been or will be issued and recorded in our stockholder records on or about the first business day of the calendar month immediately following the last day of the applicable calendar quarter. Quarterly cash distributions and stock dividends for each stockholder are calculated for each day the stockholder is a stockholder of record during such quarter. Cash distributions for stockholders who have elected to participate in our distribution reinvestment plan were reinvested into shares of the same class of our common stock as the shares to which the distributions relate. We refer to cash distributions and stock dividends collectively as dividends.

Beginning with the third quarter of 2017, our board of directors authorized monthly cash distributions as of monthly record dates. Specifically, our board of directors authorized monthly cash distributions to all common stockholders of record as of the close of business on the last business day of each month for the third quarter of 2017, or July 31, 2017, August 31, 2017, and September 29, 2017 (each a “Distribution Record Date”). The distributions were authorized at a quarterly rate of (i) $0.13625 per Class I share of common stock and (ii) $0.13625 per Class T share and per Class W share of common stock, less the respective annual distribution fees that are payable for such quarter with respect to such Class T shares and Class W shares.

This quarterly rate is equal to a monthly rate of (i) $0.04542 per Class I share of common stock and (ii) $0.04542 per Class T share and per Class W share of common stock, less the respective annual distribution fees that are payable for such month with respect to such Class T shares and Class W shares. Cash distributions for each month of the third quarter will be paid in cash or reinvested in shares of our common stock for those electing to participate in the distribution reinvestment plan on the respective Distribution Record Date applicable to such monthly distributions. There can be no assurances that the current cash distribution rate will be maintained.

If you participate in the distribution reinvestment plan, distributions attributable to the class of shares you own will be reinvested into additional shares of the same class of common stock. Some or all of the distributions may be paid from sources other than cash flows from operating activities, such as cash flows from financing activities, which could include borrowings and net proceeds from primary shares sold in our public offering, proceeds from the issuance of shares pursuant to the distribution reinvestment plan, cash resulting from a waiver or deferral of fees otherwise payable to the Advisor or its affiliates, cash resulting from the Advisor or its affiliates paying certain of our expenses, proceeds from the sales of assets, and our cash balances. We have not established a cap on the amount of its distributions that may be paid from any of these sources.

For the six months ended June 30, 2017, 100.0% of our total gross cash distributions were funded from sources other than cash flows from operating activities, as determined on a GAAP basis; specifically 69.5% of our total gross cash distributions were paid from cash provided by expense support from the Advisor, and 30.5% of our total gross cash distributions were funded with proceeds from the issuance of shares pursuant to our distribution reinvestment plan. Some or all of our future cash distributions may be paid from sources other than cash flows from operating activities, such as cash flows from financing activities, which include borrowings (including borrowings secured by our assets), proceeds from the issuance of shares pursuant to our distribution reinvestment plan, proceeds from sales of assets, cash resulting from a waiver or deferral of fees otherwise payable to the Advisor or its affiliates (including cash received pursuant to the Expense Support Agreement), interest income from our cash balances, and the net proceeds from primary shares sold in the Initial Public Offering. We have not established a cap on the amount of our cash distributions that may be paid from any of these sources. The amount of any cash distributions will be determined by our board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by our board.

There can be no assurances that the current distribution rate or amount per share will be maintained. In the near-term, we expect that we may need to continue to rely on expense support from the Advisor and sources other than cash flows from operations, as determined on a GAAP basis, to pay cash distributions, which if insufficient could negatively impact our ability to pay cash distributions.

Cash Distributions

The following table outlines sources used, as determined on a GAAP basis, to pay total gross cash distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan) for the quarters ended as of the dates indicated below:

	Source of Cash Distributions
	Provided by Expense Support (1)		Provided by Operating Activities		Proceeds from Financing Activities		Proceeds from Issuance of DRIP Shares (2)		Gross Distributions (3)
2017
June 30	$23,162	69.4%	$—	––%	$—	––%	$10,216	30.6%	$33,378
March 31	23,076	69.7	—	––	—	––	10,040	30.3	33,116
Total	$46,238	69.5%	$—	––%	$—	––%	$20,256	30.5%	$66,494
2016
December 31 (4)	$7,517	67.6%	$—	––%	$—	––%	$3,604	32.4%	$11,121

(1)                                 For the quarters ended June 30, 2017, March 31, 2017 and December 31, 2016, the Advisor provided expense support of $372,773, $318,196 and $149,499, respectively.

(2)                                 Stockholders may elect to have cash distributions reinvested in shares of our common stock through our distribution reinvestment plan.

(3)                                 Gross distributions are total distributions before the deduction of distribution fees relating to Class T shares and Class W shares issued in the primary portion of this offering. Since no Class T shares or Class W shares have been issued in connection with this offering, no distribution fees have been incurred as of June 30, 2017.

(4)                                 Cash distributions were authorized to all common stockholders of record as of the close of business on each day commencing on the date that the minimum offering requirements were met in connection with this offering and ending on the last day of the quarter in which the minimum offering requirements were met (the “Initial Quarter”).  The Initial Quarter commenced on November 30, 2016, which is the date we broke escrow, and ended on December 31, 2016.

Stock Dividends

The following table summarizes our stock dividend activity:

Quarter Ended	Issuance Date	Shares	Amount
June 30, 2017	July 2017	964	$9,623
March 31, 2017	April 2017	946	9,443
Total		1,910	$19,066

C.            Updates to the section of the Prospectus titled “Questions and Answers About This Offering”

1.     The following supersedes and replaces the fifth paragraph in response to the question, “What is the Liquidity Event History of Programs Sponsored by Your Advisor?” in the section titled “Questions and Answers About This Offering” on page 40 of the Prospectus:

IPT commenced its initial public offering of shares of its common stock in July 2013 at a share price of $10.00 per share and its primary offering closed on June 30, 2017, but the offering pursuant to its distribution reinvestment plan is ongoing. In December 2016, IPT announced an estimated NAV of $9.74 per share based on the shares issued and outstanding as of November 30, 2016. IPT’s offering documents indicate an intention to consider alternatives to effect a liquidity event for its stockholders beginning seven to 10 years following the investment of substantially all of the net proceeds from IPT’s public offerings. IPT has not invested substantially all of the net proceeds from its public offerings.

2.     The following supersedes and replaces the response to the question, “What is the Purchase Price for Each Share?” in the section titled “Questions and Answers About This Offering” on page 43 of the Prospectus:

Q:        WHAT IS THE PURCHASE PRICE FOR EACH SHARE?

A:        Each class of shares will be sold at the then-current transaction price, which generally will be equal to the NAV per share of our common stock most recently disclosed by us. Until we initially determine an NAV per share, which we expect will be as of a date no later than December 31, 2017, the transaction price will be equal to $10.00 per share. Accordingly, our shares initially will be offered at a purchase price of $10.47 per Class T share, $10.00 per Class W share and $10.00 per Class I share. Although the offering price for shares of our common stock once we commence monthly valuations will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which your purchase is settled may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. Each class of shares may have a different NAV per share because distribution fees differ with respect to each class.

We expect that any such update to the transaction price to reflect an adjustment to the monthly NAV per share would be infrequent.  Such an adjustment may be appropriate (either positive or negative) to reflect the occurrence of an unexpected material property-specific event such as a termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or a significant capital market event that may cause the value of a wholly-owned property or properties to change by such a significant amount that the NAV, if recalculated based on this event, is likely to be materially different.  For example, if a significant asset suffered catastrophic damage due to a natural disaster after the most recent determination of the monthly NAV, we may determine to adjust the NAV.  Similarly, if the sole tenant at a significant asset renewed its lease subsequent to the determination of the monthly NAV, but the monthly NAV had been determined assuming that the lease would not be renewed, we may determine to adjust the NAV to reflect the renewal of the lease and the corresponding rental income. Further, if there was a significant vacancy at a significant asset at the time the monthly NAV had been determined and subsequent to the determination of the monthly NAV we leased the vacancy, we may determine to adjust the NAV to reflect the rental income resulting from the vacancy having been leased. Such NAV adjustments also may be appropriate to reflect the occurrence of broader market-driven events identified by the Advisor or the independent valuation firm which may impact more than a specific property. For example, if a major trade embargo were announced that would significantly adversely impact the ability to import goods, we may determine to adjust the NAV to reflect the estimated decrease in NAV caused by an anticipated lower demand for industrial warehouses and distribution centers to store and distribute imported goods.  Further, rapidly changing market conditions or material events, such as, for example, a stock market crash, may not be immediately reflected in the most recently-determined monthly NAV and if we believe the NAV, if recalculated based on these events, is likely to be materially different, we may determine that an adjustment is necessary to reflect the estimated impact on the NAV.  In the event that any such unexpected and extraordinary circumstances, a committee of the Advisor that oversees the determination of the monthly NAV would evaluate the materiality and would make a recommendation to the board of directors concerning any adjustment to the most recently-determined monthly NAV.

The transaction price would only be adjusted upon the approval of a majority of the board of directors, including a majority of the independent directors.

3. The following supersedes and replaces the second and third sentences in response to the question, “May I Reinvest My Cash Distributions in Additional Shares?” in the section titled “Questions and Answers About This Offering” on page 48 of the Prospectus:

You will automatically become a participant in our distribution reinvestment plan unless you are a resident of Kansas, Kentucky, Maine, Maryland, Massachusetts, New Jersey or Ohio, are a client of a participating broker dealer that does not permit automatic enrollment in the distribution reinvestment plan, or you elect not to become a participant by noting such election on your subscription agreement. If you are a resident of Kansas, Kentucky, Maine, Maryland, Massachusetts, New Jersey or Ohio, or a client of a participating broker dealer that does not permit automatic enrollment in the distribution reinvestment plan, you may choose to enroll as a participant in our distribution reinvestment plan.

D. Update to the section of the Prospectus titled “The Advisor and the Advisory Agreement”

The following updates the first sentence under the caption “The Advisory Agreement” on page 147 of the Prospectus:

The current term of the Advisory Agreement ends June 30, 2018, subject to renewals by our board of directors for an unlimited number of successive one-year periods.

E. Update regarding the Expense Support Agreement

The following supersedes and replaces the second and fourth paragraphs under the caption “Expense Support Agreement” in the sections titled “Prospectus Summary—Expense Support Agreement” and “Management Compensation—Expense Support Agreement” on pages 25 and 170, respectively, of the Prospectus:

In addition, if in a given calendar quarter, the Expense Support Threshold is less than Baseline Distributions for such quarter, and the deferred fixed component of the advisory fee is not sufficient to satisfy the shortfall for such quarter, or a “Deficiency,” the Advisor will be required to fund certain of our or the Operating Partnership’s expenses in an amount equal to such Deficiency. In no event will the aggregate of the deferred fixed component of the advisory fee and the Deficiency support payments exceed $15,000,000, or the “Maximum Amount.”

During the term of the Expense Support Agreement, we may be able to use cash flow from operations to pay distributions to our stockholders that would otherwise be used to pay the fixed component of the advisory fee or expenses. Although the Expense Support Agreement has an effective term through June 30, 2020, the Expense Support Agreement may be terminated prior thereto without cause or penalty by a majority of our independent directors upon 30 days’ prior written notice to the Advisor. In addition, the Advisor’s obligations under the Expense Support Agreement will immediately terminate upon the earlier to occur of (i) the termination or non-renewal of the Advisory Agreement, (ii) our delivery of notice to the Advisor of our intention to terminate or not renew the Advisory Agreement, (iii) our completion of a liquidity event or (iv) the time the Advisor has deferred, waived or paid the Maximum Amount. Further, the Advisor may elect to immediately terminate its obligations under the Expense Support Agreement if we modify the calculation of FFO. Except with respect to the early termination events described above, any obligation of the Advisor to make payments under the Expense Support Agreement with respect to the calendar quarter ending June 30, 2020 will remain operative and in full force and effect through the end of such quarter.

F. Update to the section of the Prospectus titled “Net Asset Value Calculation and Valuation Procedures”

1. The following supersedes and replaces the first paragraph under the subsection titled “NAV and NAV per Share Calculation” on page 193 of the Prospectus:

We expect to calculate an initial NAV per share as of a date no later than December 31, 2017. Thereafter, our NAV per share will be calculated as of the last calendar day of each month for each of our outstanding classes of stock, and will be available generally within 15 calendar days after the end of the applicable month. Our NAV per share will be calculated by our Advisor or ALPS, a third-party valuation firm to be approved by our board of directors, including a majority of our independent directors. Our board of directors, including a majority of our independent directors, may replace ALPS, the Independent Valuation Firm, or any other party involved in our valuation procedures with another party, including our Advisor, if it is deemed appropriate to do so.

2. The following supersedes and replaces the last sentence in the second paragraph under the subsection titled “NAV and NAV per Share Calculation” on page 193 of the Prospectus:

Changes in the Aggregate Fund NAV reflect factors including, but not limited to, unrealized/realized gains (losses) on the value of our real property portfolio, increases or decreases in real estate-related assets and liabilities, and monthly accruals for income and expenses (including accruals for performance based fees, if any, advisory fees and distribution fees) and distributions to investors.

G. Update to the section of the Prospectus titled “Description of Capital Stock”

The following supersedes and replaces the first paragraph under the subsection titled “Distribution Reinvestment Plan” on page 213 of the Prospectus:

Our distribution reinvestment plan allows you to have your cash distributions attributable to the class of shares owned automatically reinvested in additional shares of the same class. A copy of our distribution reinvestment plan is included as Appendix C to this prospectus. Upon purchasing shares of our common stock in this offering on and after the date of this prospectus, you will automatically become a participant unless you are a resident of Kansas, Kentucky, Maine, Maryland, Massachusetts, New Jersey or Ohio, are a client of a participating broker dealer that does not permit automatic enrollment in the distribution reinvestment plan, or you elect not to become a participant by noting such election on your subscription agreement. If you are a resident of Kansas, Kentucky, Maine, Maryland, Massachusetts, New Jersey or Ohio, or a client of a participating broker dealer that does not permit automatic enrollment in the distribution reinvestment plan, you may choose to enroll as a participant in our distribution reinvestment plan.

H. Update to the section of the Prospectus titled “Plan of Distribution”

The following updates the final two sentences in the bulleted list under the subsection titled “Purchase of Shares” on page 266 of the Prospectus:

•                  You will receive a confirmation statement of each new transaction in your account as soon as practicable but generally not later than seven business days after the stockholder transactions are settled. The confirmation statement will include information on how to obtain information we have filed with the Commission and made publicly available on our website, www.bcindustrialiv.com, including supplements to the prospectus.

I. Update to Appendix B

The subscription agreement included as Appendix B to the Prospectus is hereby deleted in its entirety and replaced with Appendix A to this supplement.

“APPENDIX A: FORM OF SUBSCRIPTION AGREEMENT”

Subscription Agreement Class T Shares, Class W Shares and Class I Shares Black Creek Industrial REIT IV Inc. 1. INVESTMENT — See payment instructions on next page. Please check the appropriate box: o Initial Investment — This is my initial investment: $2,000 minimum for Class T shares and Class W shares; $1,000,000 for Class I shares (unless waived) ($2,500 minimum for non-qualified plans in NY, which cannot be waived). o Additional Investment — This is an additional investment: $500 minimum. Account # State of Sale 2. ACCOUNT TYPE - Select Class T Shares, Class W Shares or Class I Shares below (choose only one). This Subscription Agreement is for Class T shares, Class W shares and Class I shares. Please consult with your financial advisor regarding the account type and commissions structure of your investment and check one of the following options. The prospectus of Black Creek Industrial REIT IV as amended and supplemented as of the date hereof (the “Prospectus”) contains additional information regarding the different share classes. o Class T Share o Class W Share (available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus). o Class I Share (available for certain accounts and other eligible investors as disclosed in the prospectus). 3. TYPE OF OWNERSHIP Non-Custodial Ownership Custodial Ownership o Individual Ownership — One signature required. o Transfer on Death — Fill out Transfer on Death Form to effect designation. (Available through your financial advisor) o Joint Tenants with Rights of Survivorship — All parties must sign. o Community Property — All parties must sign. o Tenants in Common — All parties must sign. o Corporate Ownership — Authorized signature required. Include copy of corporate resolution. o Traditional IRA — Custodian signature required in section 10. o Roth IRA — Custodian signature required in section 10. o Decedent IRA — Custodian signature required in section 10. Name of Deceased o Simplified Employee Pension / Trust (SEP) o Governmental Pension or Profit-Sharing Plan — Custodian signature required in section 10. o Non-Governmental Pension or Profit-Sharing Plan — Custodian signature required in section 10. o Uniform Gift to Minors Act — Custodian signature required in section 10. o S-Corp o C-Corp o LLC o Governmental Qualified Pension Plan and Profit-Sharing Plan (Non-custodian) o Non-Governmental Qualified Pension Plan and Profit-Sharing Plan (Non-custodian) o Partnership Ownership — Authorized signature required. Include copy of partnership agreement. o Estate — Personal representative signature required. State of Custodian for o Other (Specify) Name of Executor Include a copy of the court appointment dated within 90 days. Trust Accounts o Taxable Trust Include a copy of the first and last page of the trust. o Tax-Exempt Trust Include a copy of the first and last page of the trust. o Other (Specify) Name of Trustee Include a copy of the first and last page of the plan, as well as Trustee information 1 of 5 (Required for custodial ownership accounts.) Name of Custodian, Trustee or Other Administrator Mailing Address CityStateZIP Custodian Information — To be completed by Custodian listed above. Custodian Tax ID # Custodian Account # Custodian Telephone # Total $ Invested Investor Name

Investor Name

Subscription Agreement
Class T Shares, Class W Shares and Class I Shares
Black Creek Industrial REIT IV Inc.

BLACK CREEK GROUP

4. SUBSCRIBER INFORMATION ☐ Employee or Affiliate of Advisor of Black Creek Industrial REIT IV

Investor | Co-Investor

Investor Social Security / Taxpayer ID # | Co-Investor Social Security / Taxpayer ID #

Birth Date / Articles of Incorporation (MM/DD/YY) | Co-Investor Birth Date (MM/DD/YY)

Brokerage Account Number | Home Telephone | Investor E-mail Address

Residence Address (no P.O. Box)

Street Address | City | State | ZIP

Mailing Address* (if different from above)

Street Address | City | State | ZIP

* If the co-investor resides at another address, please attach that address to the Subscription Agreement.

Please Indicate Citizenship Status ☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien

5. E-CONSENT

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Black Creek Industrial REIT IV. If you would like to consent to electronic delivery, including pursuant to e-mail, please check the box below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on our website and notify you by e-mail when and where such documents are available.

Your consent to electronic delivery will be on an unlimited duration and you will not receive paper copies of these electronic materials unless (i) specifically requested, (ii) you inform us in writing that you revoke your consent, (iii) the delivery of electronic materials is prohibited or (iv) we, in sole discretion, elect to send paper copies of materials.

By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

☐ I consent to electronic delivery

E-mail Address

If blank, the e-mail address provided in section 4 will be used.

6. INVESTMENT METHOD

☐ **By Mail** — Attach a check made payable to Black Creek Industrial REIT IV, unless you are a resident of Ohio, Pennsylvania or Washington, in which case checks should be made payable to UMB Bank, N.A., as Escrow Agent for Black Creek Industrial REIT IV Inc.

☐ **By Wire** — **Account Name:** UMB Bank, N.A., Kansas City, MO 64106
ABA Routing Number: 101000695
Account Number: 9871976114
Beneficiary: Black Creek Industrial REIT IV

Please request when sending a wire that the wire reference the subscriber's name in order to assure that the wire is credited to the proper account.

☐ **Asset Transfer** —

☐ Asset transfer form sent to transferring institution. ☐ Asset transfer form included with subscription.

2 of 5

Subscription Agreement Class T Shares, Class W Shares and Class I Shares Black Creek Industrial REIT IV Inc. 7. DISTRIBUTIONS IF YOU ARE NOT A KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEW JERSEY OR OHIO INVESTOR, YOU ARE AUTOMATICALLY ENROLLED IN OUR DISTRIBUTION REINVESTMENT PLAN. If you do not wish to be enrolled in the Distribution Reinvestment Plan, check the appropriate box below. IF YOU ARE A KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEW JERSEY OR OHIO INVESTOR, YOU MAY ELECT TO ENROLL IN OUR DISTRIBUTION REINVESTMENT PLAN. You will automatically receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. If you wish to enroll in the Distribution Reinvestment Plan, check this box: o If you do not wish to enroll in the Distribution Reinvestment Plan, please complete the information below. Non-Custodial Ownership Custodial Ownership o I prefer that my distribution be deposited directly into the account listed in section 8. o I prefer that my distribution be sent to my Custodian for deposit into my Custodial account cited in section 3. o I prefer that my distribution be paid by check and sent to the address listed in section 4. For Custodial accounts, if you elect cash distributions, the funds must be sent to the Custodian. 8. BANK OR BROKERAGE ACCOUNT INFORMATION Complete this section ONLY if you do NOT wish to enroll in the Distribution Reinvestment Plan and you instead elect to receive cash distributions. Name of Financial Institution Street Address City State ZIP Name(s) on Account ABA Numbers / Bank Account Number Account Number o Checking (Attach a voided check.) o Savings (Attach a voided deposit slip.) o Brokerage 3 of 5 Investor Name

Subscription Agreement Class T Shares, Class W Shares and Class I Shares Black Creek Industrial REIT IV Inc. 9. SUITABILITY AND OTHER REPRESENTATIONS (required) Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce Black Creek Industrial REIT IV to accept this subscription, I (we) hereby represent and warrant that: a) I (we) understand that the transaction price per share at which my (our) investment will be executed will be made available at www.bcindustrialiv.com and in a prospectus supplement filed with the SEC, available at www.sec.gov. I (we) understand that once Black Creek Industrial REIT IV commences monthly valuations, which will be as of a date no later than December 31, 2017, the transaction price per share generally will be made available within 15 calendar days after the last calendar day of each month, and such transaction price will generally be the transaction price for the then-current month for each share class. I (we) understand that my (our) subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made publicly available. I (we) understand that I (we) am (are) not committed to purchase shares at the time my (our) subscription order is submitted and I (we) may cancel my (our) subscription at any time before the time it has been accepted as described in the previous sentence. I (we) understand that I (we) may withdraw my (our) purchase request during such period by notifying the transfer agent, my (our) financial intermediary, or directly through Black Creek Industrial REIT IV’s toll-free, automated telephone line, 888.310.9352. b) I have (we have) received a copy of the final Prospectus. c) I am (we are) purchasing shares for my (our) own account and acknowledge that the investment is not liquid. d) I (we) hereby authorize Black Creek Industrial REIT IV, upon occurrence of a Liquidity Event (as defined in Black Creek Industrial REIT IV’s Prospectus), to share with the Registered Representative’s firm listed in section 11 the identification number that is assigned to my (our) securities account at the transfer agent’s custodian bank in order to facilitate potential transfer of my securities from the transfer agent to the Registered Representative’s firm. Please initial if you agree. e) I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND had during the last tax year, or estimate that I (we) will have during the current tax year, a minimum of $70,000 annual gross income. I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf. f) If I am (we are) a resident of AL, IA, ID, KS, KY, MA, ME, NE, NJ, NM, ND, OR, PA, TN or VT, I (we) meet the higher suitability requirements imposed by my (our) state of primary residency as set forth in the Prospectus under “Suitability Standards.” I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf. g) If the investor is a partnership, limited liability company, or other corporate entity, each equity owner of such entity meets,on an individual basis, the suitability standards set forth in the “Suitability Standards” section of the Prospectus, including any higher state-specific requirements as applicable to such equity owner. h) If I am (we are) an Alabama resident, I (we) have a liquid net worth of at least 10 times my investment in the shares of Black Creek Industrial REIT IV and other similar public, illiquid direct participation programs. i) If I am (we are) an Iowa resident, I (we) have either: (i) a minimum net worth of $300,000 (exclusive of home, auto and furnishings); or (ii) a minimum of annual gross income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, my (our) total investment in the shares of Black Creek Industrial REIT IV or any of its affiliates, and the shares of any other non-exchange-traded REIT, cannot exceed 10% of my (our) liquid net worth. “Liquid net worth” for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities. j) If I am (we are) a Kansas resident, I am (we are) limiting my (our) aggregate investment in the securities of Black Creek Industrial REIT IV and other similar programs to no more than 10% of my (our) liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with United States generally accepted accounting principles. k) If I am (we are) a Kentucky resident, I (we) shall not invest more than 10% of my (our) liquid net worth (cash, cash equivalents and readily marketable securities) in Black Creek Industrial REIT IV’s shares or the shares of Black Creek Industrial REIT IV’s affiliates’ non-publicly traded real estate investment trusts. l) If I am (we are) a Nebraska resident, in addition to meeting the suitability standards set forth in the “Suitability Standards” section of the Prospectus, I am (we are) limiting my (our) aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) to 10% of my (our) net worth (excluding the value of my (our) home, home furnishings, and automobiles). An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal Securities laws is not subject to the foregoing limitations. m) If I am (we are) a New Jersey resident, I (we) have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my (our) investment in Black Creek Industrial REIT IV, Black Creek Industrial REIT IV’s affiliates, and other non-publicly traded direct investment programs (including REITs, BDCs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my (our) liquid net worth. n) If I am (we are) an Ohio resident, I am (we are) limiting my (our) investment in Black Creek Industrial REIT IV, its affiliates and other non-traded real estate investment programs to no more than 10% of my (our) liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. o) If I am (we are) an Oregon resident, in addition to meeting the suitability standards set forth in the “Suitability Standards” section of the Prospectus, I (we) have a net worth of at least ten times my (our) investment in Black Creek Industrial REIT IV’s shares and those of its affiliates. p) If I am (we are) a Pennsylvania resident, in addition to meeting the suitability standards set forth in the “Suitability Standards” section of the Prospectus, I (we) shall not invest more than 10% of my (our) net worth (exclusive of home, furnishings and automobiles) in these securities. q) If I am (we are) a Vermont resident and I am (we are) not an accredited investor, in addition to meeting the suitability standards set forth in the “Suitability Standards” section of the Prospectus, my (our) investment in this offering does not exceed 10% of my (our) liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities. r) If an affiliate of Black Creek Industrial REIT IV or its advisor, BCI IV Advisors LLC, I (we) represent that the shares are being purchased for investment purposes only and not for immediate resale. Investor Co-Investor (a) Initials Initials (b) Initials Initials (c) Initials Initials (d) Initials Initials (e) Initials Initials (f) Initials Initials (g) Initials Initials (h) Initials Initials (i) Initials Initials (j) Initials Initials (k) Initials Initials (l) Initials Initials (m) Initials Initials (n) Initials Initials (o) Initials Initials (p) Initials Initials (q) Initials Initials (r) Initials Initials 4 of 5 Investor Name

Investor Name

Subscription Agreement
Class T Shares, Class W Shares and Class I Shares
Black Creek Industrial REIT IV Inc.

BLACK CREEK GROUP

10. SUBSCRIBER SIGNATURES

I (we) declare that the information supplied is true and correct and may be relied upon by Black Creek Industrial REIT IV I (we) acknowledge and agree that the terms of this Subscription Agreement include only those terms on the Subscription Agreement and those specifically required to complete the Subscription Agreement. Any additional terms added to the Subscription Agreement by hand or otherwise are void and of no effect. The terms of the offering set forth in the Prospectus cannot be altered by this Subscription Agreement.

TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required)

The investor signing below, under penalties of perjury, certifies that 1) the number shown in the Investor Social Security / Taxpayer ID # field in section 4 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and 2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and 3) I am a U.S. person (including a resident alien). NOTE: You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

I acknowledge that the Registered Representative (broker of record) indicated in the section below will have full access to my account information, including, but not limited to, the number of shares I own, tax information (including the Form 1099), redemption information, and my social security number and other personal identifying information. Investors may change the broker of record at any time by contacting the Black Creek Industrial REIT IV's transfer agent, DST Systems, Inc.

Signature of Investor or Trustee | Signature of Co-Investor or Trustee, if applicable | Date

Signature of Custodian

11. BROKER / DEALER — To be completed by the Registered Representative (RR).

The Broker / Dealer (B / D) or authorized representative must sign below to complete the order. The undersigned confirms by its signature, on behalf of the Broker / Dealer, that he or she is duly licensed and may lawfully sell shares of common stock in the state designated as the investor's legal residence. The undersigned confirms by its signature, on behalf of the Broker / Dealer, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor's prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered or made available a current Prospectus and related supplements, if any, to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The Broker / Dealer agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years. The undersigned further represents and certifies, on behalf of the Broker / Dealer, that in connection with this subscription for shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

The undersigned further confirms by its signature, on behalf of the Broker / Dealer that, to the extent the investor identified herein is a plan, plan fiduciary, plan participant or beneficiary, IRA, or IRA owner subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA) or Section 4975 of the Internal Revenue Code of 1986, as amended (Code): (i) there is no financial interest, ownership interest, or other relationship, agreement, or understanding that would limit its ability to carry out its fiduciary responsibility to such investor beyond the control, direction, or influence of other persons involved in such investor's purchase of shares; (ii) it is capable of evaluating investment risk independently, both in general and with regard to particular transactions and investment strategies; and (iii) it is a fiduciary under ERISA or the Code, or both, with respect to such investor's purchase of shares, and it is responsible for exercising independent judgment in evaluating such investor's purchase of shares.

The undersigned confirms that the investor(s) meet the suitability standards set forth in the Prospectus and that the suitability provisions in section 9 of this form have been discussed with the investor(s), if applicable, for their state of residence.

Name of Registered Representative | Broker / Dealer Name | Telephone Number

Mailing Address | Home Officer Mailing Address

City | State | ZIP | City | State | ZIP

B / D Rep # | Registered Representative's Telephone Number | Registered Representative's E-mail Address

Signature – Registered Representative | Signature – Broker / Dealer (if applicable)

Please be aware that Black Creek Industrial REIT IV, BCI IV Advisors LLC (the "Advisor"), BCI IV Advisors Group LLC and Black Creek Capital Markets, LLC (the "Dealer Manager") and their respective officers, directors, employees and affiliates are not undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with Black Creek Industrial REIT IV's public offering or the purchase of Black Creek Industrial REIT IV's common stock and that the Advisor and the Dealer Manager have financial interests associated with the purchase of Black Creek Industrial REIT IV's common stock, as described in the Prospectus, including fees, expense reimbursements and other payments they anticipate receiving from Black Creek Industrial REIT IV in connection with the purchase of the shares.

No sale of shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You will receive a confirmation of your purchase. All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the Prospectus in its entirety. If an investor participating in the Distribution Reinvestment Plan or making additional investments in shares experiences a material adverse change in the investor's financial condition or can no longer make the representations and warranties set forth in section 9, Black Creek Industrial REIT IV requests that the investor promptly notify Black Creek Industrial REIT IV and the investor's Broker / Dealer in writing.

Please mail completed Subscription Agreement (with all signatures) and check(s) payable to: Black Creek Industrial REIT IV Inc.

Direct Overnight Mail:	**P.O. Box:**
Black Creek Group	Black Creek Group
C/O DST Systems Inc.	P.O. Box 219079
430 W 7th Street, Suite 219079	Kansas City, MO 64121-0979
Kansas City, MO 64105	

Black Creek Group — Black Creek Industrial REIT IV Contact Information:
Phone: 866.324.REIT (324.7348) **Web Site:** bcindustrialiv.com **E-mail:** operations@blackcreekgroup.com

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